Exhibit 5

Northrop Grumman Space & Mission Systems Corp.

1840 Century Park East

Los Angeles, CA 90067-2199

March 24, 2005

NEEDHAM & COMPANY, INC.

A.G. EDWARDS & SONS, INC.

MERRIMAN CURHAN FORD & CO.

FERRIS BAKER WATTS, INCORPORATED

As Representatives of the several Underwriters

c/o Needham & Company, Inc.

445 Park Avenue

New York, New York 10022

Re: Endwave Corporation (the “Company”) - Restriction on Stock Sales

Ladies and Gentlemen:

This letter (the “Letter Agreement”) is delivered to you pursuant to the Underwriting Agreement (the “Underwriting Agreement”) to be entered into by the Company, as issuer, the undersigned, as selling stockholder, and Needham & Company, Inc., A.G. Edwards & Sons, Inc., Merriman Curhan Ford & Co. and Ferris Baker Watts, Incorporated, as the representatives (“you” or the “Representative”) of the several Underwriters (the “Underwriters”) to be named therein. Upon the terms and subject to the conditions of the Underwriting Agreement, the Underwriters intend to effect a public offering of Common Stock, par value $0.001 per share, of the Company (the “Shares”), to be sold for the accounts of the undersigned and of the Company (the “Offering”).

The undersigned recognizes that it is in the best financial interests of the undersigned, as an owner of stock of the Company entitled to be sold in the Offering, that the Company complete the proposed Offering.

The undersigned further recognizes that the shares of Common Stock of the Company now held or hereafter acquired by the undersigned (the “Company Securities”) are, or may be, subject to certain restrictions on transferability imposed by United States federal securities laws. Notwithstanding these restrictions, the undersigned has agreed to enter into this Letter Agreement to further assure the Underwriters that the Company Securities of the undersigned will not enter the public market at a time that might impair the underwriting effort.

Therefore, as an inducement to the Underwriters to execute the Underwriting Agreement, the undersigned hereby acknowledges and agrees that (1) except for offers and sales by the undersigned to the Underwriters pursuant to the Underwriting Agreement, the undersigned will not directly or indirectly offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of (collectively, a “Disposition”) any Company Securities, or any securities convertible into or exercisable or exchangeable for, or any rights to purchase or otherwise acquire, any Company Securities held by the undersigned or acquired by the undersigned after the date hereof, or that may be deemed to be beneficially owned by the undersigned (collectively, the “Lock-Up Shares”) pursuant to the Rules and Regulations promulgated under the Securities Act of 1933, as amended (the “Act”), and the Securities Exchange Act of 1934, as amended, for a period commencing on the date a registration statement covering the Offering and naming you as the lead managing underwriter of the Offering on the cover page and under the caption “Underwriting” (the “Registration Statement”) is filed with the Securities and Exchange Commission, and ending 90 days after the date of the Company’s Prospectus first filed pursuant to Rule 424(b) under the Act (or, if not filed pursuant to Rule 424(b), the date of the final prospectus for the Offering filed as part of the Registration Statement), inclusive (the “Lock-Up Period”), without the prior written consent of the Representative and (2) during the Lock-Up Period the undersigned shall not, directly or indirectly, exercise or seek to exercise or effectuate in any manner any rights of any nature that the undersigned has or may have hereafter to require the Company to register under the Act the undersigned’s sale, transfer or other disposition of any of the Lock-Up Shares or other securities of the Company held by the undersigned, in particular, the undersigned agrees that without the prior written consent of the Representative, during the Lock-Up Period, the undersigned will not exercise any such rights pursuant to the Registration Rights Agreement between the undersigned and the Company dated March 23, 2005. The foregoing restrictions are expressly agreed to preclude the undersigned from engaging in any hedging, collar (whether or not for any consideration) or other transaction that is designed to or reasonably expected to lead to or result in a Disposition of Lock-Up Shares during the Lock-Up Period, even if such Lock-Up Shares would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include any short sale or any purchase, sale or grant of any right (including any put or call option or reversal or cancellation thereof) with respect to any Lock-Up Shares or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from Lock-Up Shares.

Notwithstanding the foregoing, (1) if, during the last 17 days of the Lock-Up Period, the Company issues an earnings release or (2) if, prior to the expiration of the Lock-Up Period, the Company publicly announces that it will release earnings results during the 16-day period beginning on the last day of the Lock-Up Period, then the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of such earnings release. In addition, notwithstanding the foregoing, if, during the last 17 days of the Lock-up Period, the Company makes a public announcement of material news or a material event relating to the Company, then the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of such public announcement. Notwithstanding the foregoing, the extension of restrictions pursuant to this paragraph shall not apply if, in the good faith determination of the Representative, the common stock of the Company is “actively traded” under Regulation M of the Securities and Exchange Commission.

Notwithstanding the agreement not to make any Disposition during the Lock-Up Period, you have agreed that the foregoing restrictions shall not apply to the following:

(a)	the Company Securities being offered in the prospectus included in the Registration Statement; or

(b)	transfers of Company Securities by the undersigned to an affiliate of the undersigned, provided the transferee agrees in writing to be bound by the restrictions of this Letter Agreement.

It is understood that the undersigned will be automatically released from the obligations under this Letter Agreement, and this Letter Agreement shall terminate, concurrently with any of the following events:

(a)	the Registration Statement is withdrawn;

(b)	the Company or the Underwriters notify any party that the Offering has been abandoned or the Company ceases to diligently pursue the completion of the Offering;

(c)	the Underwriting Agreement (other than the provisions thereof that survive termination) shall terminate or be terminated prior to payment for and delivery of the Shares;

(d)	the close of business on March 31, 2005, if the Registration Statement is not filed on or before such date; or

(e)	the close of business on July 31, 2005, if the Underwriting Agreement is not executed on or before such date.

In furtherance of the foregoing, the Company and its transfer agent and registrar are hereby authorized to decline to make any transfer of Lock-Up Shares if such transfer would constitute a violation or breach of this Letter Agreement. This Letter Agreement shall be binding on the undersigned and the respective successors and assigns of the undersigned.

The undersigned hereby represents and warrants that it has full power and authority to enter into this Letter Agreement. The undersigned understands that the Company and the Underwriters are relying upon this Letter Agreement in proceeding towards consummation of the Offering.

Very truly yours,

NORTHROP GRUMMAN SPACE & MISSION SYSTEMS CORP.

By:	/s/ Mark Rabinowitz
Mark Rabinowitz Assistant Treasurer